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                                                                     EXHIBIT 3.2


                              CERTIFICATE OF MERGER

                                       of

                        TPG ZEUS ACQUISITION CORPORATION

                                      into

                                   ZILOG, INC

                     Pursuant to Section 251 of the General

                    Corporation Law of the State of Delaware

        Zilog, Inc. ("Zilog"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies that:

        FIRST: The name and state of incorporation of each of the constituent corporations of the merger is as follows:

        NAME                                            STATE OF INCORPORATION
        ----                                            ----------------------
        TPG Zeus Acquisition Corporation                Delaware
        Zilog, Inc.                                     Delaware

        SECOND: An Agreement and Plan of Merger, dated as of July 20, 1997, by and between TPG Partners II, L.P. ("TPG") and Zilog, as amended by Amendments Number One, Number Two and Number Three to the Agreement and Plan of Merger, dated as of


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November 18, 1997, December 10, 1997 and January 26, 1998, respectively, by and among TPG, TPG Zeus Acquisition Corporation and Zilog (the "Agreement and Plan of Merger"), was approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law.

        THIRD: The name of the surviving corporation of the merger is "Zilog, Inc." (the "Surviving Corporation").

        FOURTH: The Certificate of Incorporation of the Surviving Corporation (the "Certificate") shall be the Certificate of Incorporation of Zilog, provided that Article IV of such Certificate of Incorporation shall be amended to read in its entirety as follows:

        "FOURTH: The Corporation shall be authorized to issue 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. There shall be two classes of common stock of the Corporation. The first class of common stock of the Corporation shall have a par value of $0.01 and shall be designated "Common Stock" and the number of shares constituting such class shall be 35,000,000. The second class of stock of the Corporation shall have a par value of $0.01 and shall be designated "Class A Non-Voting Common Stock" and the number of shares constituting such class shall be 15,000,000. Holders of shares of Common Stock shall be entitled to one vote for each share of such stock held on all matters as to which stockholders may be entitled to vote pursuant to the Delaware General Corporation Law. Holders of shares of Class A Non-Voting Common Stock shall not have any voting rights, except that the holders of shares of Class A Non-Voting Common Stock shall have the right to vote as a class to the extent required by the Delaware General Corporation Law. In all other respects the rights, powers, preferences and limitations of the Common Stock and Class A Non-Voting Common Stock shall be identical. The preferred stock shall have a par value of $100.00 and the board of directors may authorize the issuance from time to time of the preferred stock in one or more classes and/or series and with such powers, designations, preferences, rights and qualifications, limitations or restrictions (which may differ with respect to each such class and/or series) as the board may fix by resolution."


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        FIFTH: The executed Agreement and Plan of Merger is on file at the offices of the Surviving Corporation at 210 East Hacienda Avenue, Campbell, California 95008-6600.

        SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of Zilog or TPG Zeus Acquisition Corporation.

        SEVENTH: The merger of the constituent entities shall become effective upon the filing hereof with the Secretary of State of the State of Delaware.


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        IN WITNESS WHEREOF, Zilog, as the Surviving Corporation, has caused this
Certificate of Merger to be signed by Richard R. Pickard, its Secretary, on the 27th day of February, 1998.


                                       ZILOG, INC.



                                       By: /s/ RICHARD R. PICKARD
                                           -------------------------------------
                                           Name: Richard R. Pickard
                                           Title: Secretary


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